                                                                       Exhibit 2

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                        MATTHEWS STUDIO EQUIPMENT GROUP

                        -------------------------------


                             STOCKHOLDERS AGREEMENT


                         ------------------------------


                           Dated as of July 27, 1995

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                                 Page 50 of 77

                             STOCKHOLDERS AGREEMENT
                             ----------------------


     STOCKHOLDERS AGREEMENT, dated as of July 27, 1995, among MATTHEWS STUDIO EQUIPMENT GROUP, a California corporation (the "Company"), ING Equity Partners, L.P. I, a Delaware limited partnership ("ING") and the Management Stockholders.


                              W I T N E S S E T H:
                              -------------------

     WHEREAS, ING pursuant to a Purchase Agreement (the "Purchase Agreement") dated July 27, 1995, between the Company and ING is purchasing from the Company
(i) $5,000,000 in principal amount of the Company's senior subordinated notes (the "Notes"), (ii) warrants (the "Warrants") to purchase seventeen percent (17%) of the outstanding common stock, no par value (the "Common Stock"), of the Company on a fully diluted basis, and (iii) one million shares of special voting preferred stock, no par value (the "Special Voting Preferred Stock"), of the Company; and

     WHEREAS, ING pursuant to an Option Agreement, dated June 5, 1995, between ING and Edward Carlin, is purchasing 1,400,000 shares of Common Stock (the "Option Shares"); and

     WHEREAS, the Management Stockholders are the beneficial owners of approximately forty-two percent (42%) of the Common Stock; and

     WHEREAS, the Company, ING and the Management Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors, (ii) assuring continuity in the management of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred.

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following respective meanings:

     Affiliate shall mean with respect to any Person, (a) any Person which
     ---------
directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above, or with respect to any Stockholder, the Company; provided, that any Affiliate of a corporation shall be deemed an Affiliate of such corporation's stockholders. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 5% of the outstanding shares of Voting Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     Agreement shall mean this Agreement as in effect on the date hereof and as
     ---------
hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

     Board of Directors shall mean the Board of Directors of the Company, as
     ------------------
duly constituted in accordance with this Agreement, or any committee thereof duly constituted in accordance with this Agreement, the By-laws and applicable law and duly authorized to make the relevant determination or take the relevant action. To the extent that the Board of Directors is required under this Agreement to authorize or approve, or make a determination in respect of a transaction between the Company, on the one hand, and a Stockholder, and/or a Stockholder's Affiliates, on the other hand, the Board of Directors shall be deemed to exclude such Stockholder, any of its Affiliates, and any of the directors, officers, employees, agents or representatives of such Stockholder and/or its Affiliates, who are members of the Board of Directors.

     By-Laws shall mean the By-Laws of the Company as amended and in effect on
     -------
the date hereof, and as hereafter further amended or restated in accordance with the terms hereof and pursuant to applicable law.

     Charter shall mean the Articles of Incorporation of the Company as in
     -------
effect on the date hereof, including all certificates of determination of the Company, and as hereafter from time to time amended, restated, modified or supplemented in accordance with the terms hereof and pursuant to applicable law.

     Closing Date shall mean the date on which the transactions contemplated by
     ------------
the Purchase Agreement shall be consummated.

     Commission shall mean the Securities and Exchange Commission and any
     ----------
successor commission or agency having similar powers.

     Common Stock shall mean the Common Stock, no par value per share, of the
     ------------
Company.

     Eligible Offering shall mean an offer by the Company to sell to investors
     -----------------
(including any Stockholder) for cash shares of Common Stock, or any security convertible into or exchangeable for, or carrying rights or options to purchase, shares of Common Stock, as the case may be, other than an offering of securities by the Company:

          (i) in connection with any merger of, or acquisition by, the Company; or

          (ii)  registered under the Securities Act; or

          (iii) in connection with the exercise of the Warrants or other warrants or options outstanding on the date hereof; or

          (iv) pursuant to (A) the Company's Amended and Restated 1989 Stock Option Plan; (B) the Company's 1994 Stock Option Plan; (C) the Company's 1994 Stock Option Plan for Directors; (D) any other employee benefit plan and (E) options granted pursuant to the Employment Agreements dated July 1, 1995, between the Company and each of Carlos D. De Mattos, Edward Phillips and John Murray pursuant to any acquisition permitted under the Purchase Agreement and the Credit Agreement of even date herewith by and among the Company, certain of the Company's Subsidiaries and Chemical Bank.

     Exchange Act shall mean the Securities Exchange Act of 1934, as amended, or
     ------------
any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar Federal statute.

     Financial Investor shall mean a purchaser of any Securities that is a (i)
     ------------------
bank, an investment bank, an investment partnership or investment company or other Person whose primary business is the financial services or investment business or (ii) an Affiliate of such a Person identified in clause (i).

     First Offer Price and Terms shall have the meaning specified in Section
     ---------------------------
5.1(a).

     GAAP shall mean the generally accepted accounting principles in the United
     ----
States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

     ING shall mean ING Equity Partners, L.P. I.
     ---

     ING Transferee shall mean any Person to whom ING has transferred Stock
     --------------
other than in a transaction described in Section 4.2(b) or Section 4.2(c)
                                         --------------    --------------

     Management Stockholders shall mean Carlos D. De Mattos and Edward Phillips.
     -----------------------

     NASDAQ shall mean the NASDAQ National Market or the NASDAQ Small Cap
     ------
Market.

     Notice of Exercise shall have the meaning specified in Section 5.1(b).
     ------------------

     Notice of Intention shall have the meaning specified in Section 5.1(a).
     -------------------

     Offered Shares shall have the meaning specified in Section 5.1.
     --------------

     Offerees shall have the meaning specified in Section 5.6(b)
     --------

     Option Shares is defined in the Second Recital.
     -------------

     Permitted Transferees shall mean, those Persons to whom transfers of Common
     ---------------------
Stock and Preferred Stock are permitted to be made pursuant to Section 4.2 and
Article V hereof.

     Person shall mean an individual or a corporation, association, partnership,
     ------
joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

     Preferred Stock shall mean the Special Voting Preferred Stock of the
     ---------------
Company.

     Public Offering shall mean a public offering and sale of equity securities
     ---------------
of the Company pursuant to an effective registration statement under the Securities Act.

     Purchase Agreement shall mean the Purchase Agreement, dated July 27, 1995,
     ------------------
between the Company and ING.

     Qualifying Offering shall mean an underwritten initial public offering of
     -------------------
the Common Stock registered under the Securities Act, which offering results in net proceeds to the Company of at least $10,000,000 and a price per share of Common Stock of not less than $2.50 per share (appropriately adjusted to reflect all recapitalization events).

     Registration Rights Agreement shall have the meaning specified in Section
     -----------------------------
5.1(a).

     Securities shall mean any Common Stock, Preferred Stock or other capital
     ----------
stock of the Company.

     Securities Act shall mean, as of any date, the Securities Act of 1933, as
     --------------
amended, or any similar federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute and the rules and regulations thereunder.

     Selling Stockholders shall have the meaning specified in Section 5.7.
     --------------------

     Stock shall mean the Common Stock and the Preferred Stock.
     -----

     Stockholders shall mean ING and the Management Stockholders, and any
     ------------
Permitted Transferee of any such Person who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof.

     Subsidiary shall mean as to any Person a corporation of which outstanding
     ----------
shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

     Transaction Documents shall mean this Agreement, the Purchase Agreement,
     ---------------------
the Registration Rights Agreement, each of the agreements that are exhibits hereto and thereto, and all agreements, instruments and documents contemplated thereby.

     Voting Stock shall mean capital stock of the Company of any class or
     ------------
classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions), including without limitation, the Common Stock and the Preferred Stock.

     Voting Stockholder shall mean a Stockholder who holds Voting Stock or
     ------------------
retains, by proxy or otherwise, the power to vote Voting Stock.

     Warrants shall mean the Warrants issued by the Company to ING pursuant to
     --------
the Purchase Agreement.

                                  ARTICLE II

                         BOARD OF DIRECTORS MANAGEMENT

     Section 2.1.  Board of Directors.  (a)  From and after the Closing (as
                   ------------------
defined in the Purchase Agreement) and until the provisions of this Section 2.1 cease to be effective, each Stockholder shall vote all of such Stockholder's Voting Stock and shall take all other necessary or desirable actions within the Stockholder's control (whether in his capacity as a stockholder, director, member of a committee of the Board of Directors or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

          (i)   the number of directors on the Board of Directors shall be nine;
     and

          (ii) two representatives designated by ING (the "ING Directors") or, if ING and its Affiliates cease to be Stockholders, designated by ING Transferees holding a majority of the Stock (other than Preferred Stock) held by such ING Transferees (with Warrants counted on an as if exercised basis), shall be elected to the Board of Directors; and

          (iii) the removal from the Board of Directors (with or without cause) of any representative designated by ING or the ING Transferees shall be only at the written request of ING or the ING Transferees (if ING and its Affiliates are no longer Stockholders), and under no other circumstances; and

          (iv) in the event that any representative designated hereunder by ING or the ING Transferees (if ING and its Affiliates are no longer Stockholders) for any reason ceases to serve as a member of the Board of Directors during his term of office, the resulting vacancy on the Board of Directors shall be filled by a representative designated by ING or the ING Transferees as provided hereunder; and

          (v) ING or the ING Transferees (if ING and its Affiliates are no longer Stockholders) shall use all reasonable efforts to insure that none of the designees is engaged as an officer, director or control person of a company or other business enterprise that is in competition with the Company and that none of the designees possesses a pecuniary or similar interest in any of the Company's business or assets (other than ownership of Common Stock) of such a pervasive nature as to hamper materially such designee's ability to impartially take part in the general deliberations of the Board of Directors concerning the Company's business and prospects;

provided, however, that if ING and Affiliates of ING or, if ING and its
--------  -------
Affiliates cease to be Stockholders, ING Transferees cease to hold Warrants to purchase at least eight and five-tenths percent (8.5%) of the outstanding Common Stock on a fully diluted basis, the number of ING Directors required by clause
(a)(ii) shall be automatically reduced to one.

     (b) The Stockholders shall take all necessary and appropriate actions to provide that the ING Directors are members of any and all committees of the Board; provided, that, nothing in this Section 2.1(b) shall imply that the ING
       --------
Directors shall constitute a majority of such committees.

     (c) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof. So long as any ING Director serves on the Board and for three years thereafter, the Company shall maintain directors indemnity insurance coverage reasonably satisfactory to the ING Directors. The ING Directors shall be provided the same compensation, stock incentive and reimbursement benefits as other independent directors of the Company.

     (d) The Company and the Stockholders shall use their best efforts to provide, as soon as practicable, in the Company's Charter and Bylaws for indemnification and reimbursement of directors and officers to the fullest extent permitted by the General Corporation Law of California.

     (e) If any party fails to designate a representative to fill a directorship pursuant to the terms of this paragraph 1, the election of a Person to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

     Section 2.2.  Conflicting Agreements.  Each Stockholder represents that
                   ----------------------
such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Stock shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement. No Stockholder shall act, for any reason, as a member of a group or in concert or enter into any agreement or arrangement with any other Person in connection with the acquisition, disposition or voting of Stock in any manner which is inconsistent with the provisions of this Agreement.

     Section 2.3.  Actions Consistent with Agreement.  The Company shall not
                   ---------------------------------
circumvent this Agreement by taking any action through a Subsidiary or Affiliate that would be prohibited under this Agreement.


                                  ARTICLE III

                           PURCHASES OF COMMON STOCK

     Section 3.1.  ING Purchases.  Until three years from the date hereof, ING
                   -------------
agrees to refrain from acquiring either directly or indirectly through its Affiliates greater than 50% of the Common Stock then outstanding; provided, that
                                                                  --------
nothing in this Section 3.1 shall prevent or restrict acquisition of Common Stock by ING as long as any event of default under any debt financing arrangement or agreement between the Company and ING exists or is continuing and entitles ING to acceleration of payments of interest, penalties or principal owed to ING under such debt financing arrangement or agreement; provided,
                                                                --------
further, that nothing in this Section 3.1 shall prevent or restrict ING from
-------
exercising in part or full any and all rights, including but not limited to preemptive rights, rights of first offer and anti-dilution adjustment rights, of ING under the Transaction Documents.


                                   ARTICLE IV

                               TRANSFERS OF STOCK

     Section 4.1.  Restrictions on Transfer.  Each Stockholder agrees that such
                   ------------------------
Stockholder will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of) (collectively, for purposes of Articles IV and V hereof only, a "transfer") any Stock or Warrants except (a) as provided in Section 4.2; (b) in accordance with
Article V; or (c) an exercise of Warrants into Common Stock pursuant to the terms of the Warrants and the Purchase Agreement. In addition to the other restrictions noted in this Article IV, each Stockholder agrees that it will not, directly or indirectly, transfer any of its Stock except as permitted under the Securities Act and other applicable securities laws.

     Section 4.2.  Exceptions to Restrictions.  The provisions of Section 4.1
                   --------------------------
and Article V shall not apply to any of the following transfers:

          (a) From any Stockholder that is a natural person to (i) such Stockholder's spouse or children or (ii) to any trust solely for such Stockholder's benefit or the benefit of such Stockholder's spouse or children; provided, that, in each case referred to above, such Stockholder
               --------
     acts as trustee and retains the sole power to direct the voting and disposition of such Securities; and provided, further that each such Person
                                         --------  -------
     including any such trust (each a "Permitted Transferee") shall execute a counterpart of and become a party to this Agreement and shall agree in a writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement as a Stockholder.

          (b) From any Stockholder to any Affiliate of the Company, or pursuant to a merger or consolidation involving the Company or a sale of all or substantially all of the outstanding shares of Common Stock.

          (c) Pursuant to a Public Offering occurring after the date hereof or an open market sale following a Public Offering after the date hereof in accordance with Rule 144 of the Commission.

          (d)  From any Stockholder to an Affiliate of such Stockholder.

          (e)  From any Stockholder to another Stockholder.

          (f)  From ING or ING's Affiliates pursuant to Section 5.6.

          (g)  The transfer of Option Shares.

     Section 4.3.  Endorsement of Certificates.  (a)  Upon the execution of this
                   ---------------------------
Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing shares of issued and outstanding Common Stock and Preferred Stock shall be endorsed at all times prior to a Qualifying Offering as follows:

          THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED JULY 27, 1995, AMONG THE COMPANY AND

     CERTAIN OF ITS STOCKHOLDERS. A COPY OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICE OF THE COMPANY.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

     (b) Except as otherwise expressly provided in this Agreement, all certificates representing shares of Stock hereafter issued to or acquired by any of the Stockholders or their successors hereto (including, without limitation, all certificates representing shares of Common Stock hereafter issued upon the exercise of Warrants) shall bear the legends set forth above, and the shares of Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of each party hereto shall be binding upon each transferee to whom Stock is transferred by any party hereto, whether or not such transfer is permitted under the terms of this Agreement, except for transfers described in Section 4.2(c). Prior to consummation of any transfer, except for transfers described in Section 4.2(c) or Section 4.4, such party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall fully comply with the terms of this Agreement. Prompt notice shall be given to the Company and each Stockholder by the transferor of any transfer (whether or not to a Permitted Transferee) of any Stock.

     Section 4.4.  Sale of Common Stock by the Management Stockholders.  (a)
                   ---------------------------------------------------
Prior to the first anniversary of the date of the consummation of a Qualifying Offering subsequent to the date hereof, each Management Stockholder (including its Affiliates), individually, in any twelve-month period shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any shares of Common Stock held by such Management Stockholder and its Affiliates except as follows:

          (i) Each Management Stockholder, during any twelve-month period prior to the first anniversary of the date of the consummation of a Qualifying Offering subsequent to the date hereof, may sell, transfer or assign the number of shares of Common Stock equal to or less than the number of shares of Common Stock equal to or less than 10% of the holdings of such Management Stockholder as of the date hereof, less fifty percent (50%) that number of shares pledged or encumbered pursuant to clause (ii).
                            -----------

          (ii) Each Management Stockholder, during any twelve-month period prior to the first anniversary of the date of the consummation of a Qualifying Offering subsequent to the date hereof, may pledge or encumber the number of shares of Common Stock equal to or less than the number of shares of Common Stock equal to or less than 20% of the holdings of such Management Investor as of the date hereof, less that number of shares sold, transferred or assigned pursuant to clause (i).
                                         ----------

     (b) After the first anniversary of the date of the consummation of a Qualifying Offering, each Management Stockholder and its Affiliates, individually, in any twelve month period shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any shares of Common Stock held by such Management Stockholder and its Affiliates except as follows:

          (i) Each Management Stockholder, during any twelve-month period prior to the first anniversary of the date of the consummation of a Qualifying Offering subsequent to the date hereof, may sell, transfer or assign the number of shares of Common Stock equal to or less than the number of shares of Common Stock equal to or less than 20% of the holdings of such Management Stockholder as of the date hereof, less fifty percent (50%) that number of shares pledged or encumbered pursuant to clause (ii).
                                                        -----------

          (ii) Each Management Stockholder, during any twelve-month period prior to the first anniversary of the date of the consummation of a Qualifying Offering subsequent to the date hereof, may pledge or encumber the number of shares of Common Stock equal to or less than the number of shares of Common Stock equal to or less than 40% of the holdings of such Management Investor as of the date hereof, less that number of shares sold, transferred or assigned pursuant to clause (i).
                                         ----------

     Section 4.5.  Improper Transfer.  Any attempt to transfer or encumber any
                   -----------------
shares of Stock not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.

                                 ARTICLE V

                     RIGHTS OF FIRST OFFER; TAG ALONG SALES

          Section 5.1.  Transfers by a Stockholder.  (a)  Except for sales of
                        --------------------------
securities contemplated by the Registration Rights Agreement, dated the date hereof, among the Company and the parties named therein (the "Registration Rights Agreement") and transfers permitted by Sections 4.1 and 4.2, if at any time any Stockholder shall desire to sell any Stock or Warrants owned by him or it (such Stockholder desiring to sell shares of such Stock being referred to herein as a "Selling Stockholder"), then such Selling Stockholder shall deliver at least 5 days prior to consummating such transaction written notice of its desire to sell such Stock (a "Notice of Intention"), accompanied by a copy of a proposal relating to such sale (the "Sale Proposal"), to each of the other Stockholders and to the Company, setting forth such Selling Stockholder's desire to make such sale, the number and class of shares of Stock or Warrants proposed to be transferred (the "Offered Securities") and the price at which and terms on which such Selling Stockholder proposes to sell the Offered Securities (the "First Offer Price and Terms") and other terms applicable thereto.

          (b) Upon receipt of the Notice of Intention, the Company and the other Stockholders shall then have the right (other than with respect to sales, pledges or encumbrances of Common Stock, pursuant to Section 4.4) to purchase at the First Offer Price and Terms and on the other terms specified in the Sale Proposal all or, subject to Section 5.1(d), any portion of the Offered Securities in the following order of priority: if the Selling Stockholder is a Management Stockholder, the other Management Stockholders shall have the first right to purchase the Offered Securities pro rata among those Management Stockholders so electing on the basis of the respective number of shares of Common Stock owned or held whether as trustee or through other Permitted Transferees by such Management Stockholders (or in such other proportions as such Management Stockholders may agree), and thereafter,the remaining Stockholders shall have the right to purchase the Offered Securities pro rata among such Stockholders so electing to purchase on the basis of the respective numbers of shares of Common Stock (with Warrants considered on an as if converted basis) owned by such Stockholders (or in such other proportion as they may agree), and thereafter, the Company shall have the right to purchase the Offered Securities. The rights of the Stockholders and the Company pursuant to this Section 5.1(b) shall be exercisable by the delivery of notice to the Selling Stockholder (the "Notice of Exercise"), within 4 business days from the date of delivery of the Notice of Intention. The Notice of Exercise shall state the total number of shares of the Offered

Securities such Stockholder (or the Company) is willing to purchase without regard to whether or not other Stockholders purchase any shares of the Offered Securities. A copy of such Notice of Exercise shall also be delivered by each Stockholder to the Company and each other Stockholder. The rights of the Stockholders and the Company pursuant to this Section 5.1(b) shall terminate if unexercised 5 business days after the date of delivery of the Notice of Intention.

          (c) In the event that the Stockholders or the Company exercise their rights to purchase any or all of the Offered Securities in accordance with
Section 5.1(b), then the Selling Stockholder must sell the Offered Securities to such Stockholders (or, as the case may be, the Company) within 30 calendar days from the date of delivery of the Notice of Exercise received by the Selling Stockholder.

          (d) Notwithstanding the foregoing provisions of this Section 5.1, unless the Selling Stockholder shall have consented to the purchase of less than all of the Offered Securities, no Stockholder or Stockholders nor the Company may purchase any Offered Securities hereunder unless all of the Offered Securities are to be so purchased.

          (e) For purposes of this Article V, any Person who has failed to give notice of the election of an option hereunder within the specified time period will be deemed to have waived its rights on the day after the last day of such period.

          (f) Each Stockholder in its capacity only as a stockholder agrees and acknowledges that the Company may purchase or acquire Common Stock pursuant to
Section 5.1(b) hereof, and approves such purchases and acquisitions, and waives any objection or claim relating thereto, whether against the Company, the Board of Directors or otherwise.

          Section 5.2.  Transfer of Offered Shares to Third Parties.  If all
                        -------------------------------------------
notices required to be given pursuant to Section 5.1 have been duly given and the Stockholders and the Company do not exercise their respective options to purchase all of the Offered Securities at the First Offer Price and Terms and the Selling Stockholder does not desire to sell less than all the Offered Securities or if with the consent of the Selling Stockholder, the other Stockholders and the Company purchase less than all of the Offered Securities pursuant to the provisions hereof, then in either such event the Selling Stockholder shall have the right, subject to compliance by the Selling Stockholder (if such Selling Shareholder is ING) with the provisions of Section 4.3(b) hereof, for a period of 120 calendar days from the earlier of (i) the expiration of the option period pursuant to Section 5.1 with respect to such Sale Proposal or (ii) the date on which such Selling Stockholder receives notice from the other Stockholders and the Company that they will not exercise in whole or in part the options granted pursuant to Section 5.1, to enter into an agreement to sell, or to sell, to any third party which is not an Affiliate of, or related to, the Selling Stockholder the Offered Securities remaining unsold at a price of not less than 90% of the First Offer Price and Terms, and on the other terms no less favorable (taken as a whole) to the purchaser than those specified in the Sale Proposal.

          Section 5.3.  Purchase of Offered Shares.  The consummation of any
                        --------------------------
purchase and sale pursuant to Section 5.1 shall take place on such date, not later than 30 calendar days after the expiration of the option period pursuant to Section 5.1 with respect to such option, as the Selling Stockholder shall select. Prior to the consummation of any sale pursuant to Section 5.1, the Selling Stockholder (if such Selling Stockholder is ING or an ING Affiliate or an ING Transferee) shall comply with Section 4.3(b) hereof. Upon the consummation of any such purchase and sale, the Selling Stockholder shall deliver certificates evidencing the Offered Securities sold duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the purchaser duly executed by the Selling Stockholder free and clear of any liens, against delivery of the First Offer Price and Terms, payable in the manner specified in Section 5.1(a).

          Section 5.4.  Waiting Period with Respect to Subsequent Transfers.  In
                        ---------------------------------------------------
the event that the Stockholders and the Company do not exercise their options to purchase all of the Offered Securities, and the Selling Stockholder shall not have sold the remaining Offered Securities to a third party for any reason before the expiration, as applicable, of the 120-day period described in Section 5.2, then such Selling Stockholder shall not give another Notice of Intention pursuant to Section 5.1 for a period of 90 calendar days after the last day of such 120-day period.

          Section 5.5.  Legally Binding Obligation.  Subject to Section 5.1(a),
                        --------------------------
making a written offer, giving or failing to give written notice within the stated period, accepting an offer or making a decision or election, in each case as provided in Section 5.1 or 5.2, shall create a legally binding obligation to buy or sell, or a legally binding obligation to refrain from buying or selling, or a legally binding waiver of the right to buy or sell, as the case may be, the subject Stock as provided in such Section 5.1 or 5.2.

          Section 5.6.  Right to Join in Sale.  (a)  Anything in this Agreement
                        ---------------------
to the contrary notwithstanding, if any Stockholder or group of Stockholders proposes, other than (i) transfers to a Permitted Transferee pursuant to Section
4.2 and (ii) transactions by ING or ING's Affiliates or Permitted Transferees to a Financial Investor, to sell, dispose of or otherwise transfer any Stock or Warrants (each a "Disposing Stockholder"), such person or group shall refrain from effecting such transaction unless, prior to the consummation thereof, each other Stockholder shall have been afforded the opportunity to join in such sale of Common Stock on a pro rata basis, as hereinafter provided.

          (b) Prior to consummation of any proposed sale, disposition or transfer of shares of Stock described in Section 5.6(a), the Disposing Stockholder shall cause the person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer (the "Purchase Offer") in writing to each other Stockholder (collectively, the "Offerees") to purchase shares of Stock owned by such Stockholder (regardless of whether the shares of Stock proposed to be sold by the Disposing Stockholders are the same class as the shares of Stock owned by such Stockholders), such that the number of shares of such Stock so offered to be purchased from such Stockholder shall be equal to the product obtained by multiplying the total number of shares of such Stock then owned by such Stockholder by a fraction, the numerator of which is the aggregate number of shares of Stock proposed to be purchased by the Proposed Purchaser from all Stockholders (including the Disposing Stockholder or Stockholders) and the denominator of which is the aggregate number of shares of Stock then owned by all of the Offerees and the Disposing Stockholder, in all cases considering Warrants (but not Preferred Stock) on an as if converted basis. Such purchase shall be made at the highest price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase shares of Stock to be sold by the Disposing Stockholder or Stockholders, in all cases considering Warrants (but not Preferred Stock) on an as if converted basis. Each Stockholder shall have 20 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 calendar days after such acceptance or at such other time as such Stockholder and the Proposed Purchaser may agree. The number of shares of Stock to be sold to the Proposed Purchaser by the Disposing Stockholder or Stockholders shall be reduced by the aggregate number of shares of Stock purchased by the Proposed Purchaser from the other Stockholders pursuant to the acceptance by them of Purchase Offers in accordance with the provisions of this
Section 5.6(b), considering Warrants (but not Preferred Stock) on an as if converted basis. In the event that a sale or other transfer subject to this
Section 5.6 is to be
made to a Proposed Purchaser who is not a Stockholder, the Disposing Stockholder shall notify the Proposed Purchaser that the sale or other transfer is subject to this Section 5.6 and shall ensure that no sale or other transfer is consummated without the Proposed Purchaser first complying with this Section
5.6. It shall be the responsibility of each Disposing Stockholder to determine whether any transaction to which it is a party is subject to this Section 5.6.

          Section 5.7.  Participation Rights.  (a)  The Company hereby grants to
                        --------------------
ING the right to purchase ING's proportionate percentage of any future Eligible Offering. The Company shall, before issuing any securities pursuant to an Eligible Offering, give written notice thereof to ING. Such notice shall specify the security or securities the Company proposes to issue and the consideration that the Company intends to receive therefor. For a period of thirty (30) days following the date of such notice, ING shall be entitled, by written notice to the Company, to elect to purchase all or any part of such proportionate percentage of ING of the securities being sold in the Eligible Offering; provided, however, that if two or more securities shall be proposed to
          --------  -------
be sold as a "unit" in an Eligible Offering, any such election must relate to such unit of securities. If elections pursuant to this Section 5.7 shall not be made with respect to any securities included in an Eligible Offering within such thirty (30) day period, then the Company may issue such securities to investors, but only for a consideration payable in cash not less than, and otherwise on terms no more favorable to the investors than, that set forth in the Company's notice and only within ninety (90) days after the end of such thirty (30) day period. In the event that any such offer is accepted by ING, the Company shall sell to ING, and ING shall purchase from the Company, for the consideration and on the terms set forth in the notice as aforesaid, the securities that ING shall have elected to purchase. For the purposes of this Section 5.7, "proportionate percentage" shall mean with respect to ING as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of shares of Common Stock (considering warrants on an as if converted basis) held by ING and its Permitted Transferees, by (ii) the number of shares of Common Stock then outstanding.


                                   ARTICLE VI

                                  TERMINATION

          Section 6.1.  Certain Terminations.  (a)  The provisions of Articles
                        --------------------
II, III, IV (other than in Section 4.4) and V shall terminate on the date on which any of the following events first occurs: (i) a Qualifying Offering, (ii) a merger or consolidation of the Company with or into another Person that is not an Affiliate of the Company, as a result of which the Stockholders own less than 51% of the outstanding shares of Voting Stock of the surviving or resulting corporation, or (iii) ten years from the date of this Agreement.

          (b) Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to ING, Affiliates of ING or ING Transferee when (i) such Person and its Affiliates (other than the Company) cease to be Affiliates of the Company and (ii) such Person and its Affiliates (other than the Company) cease to hold Common Stock (including shares to be received upon the exercise of the Warrants) representing three percent (3%) of the outstanding Common Stock on a fully diluted basis and cease to hold any Notes, and with respect to any other Stockholder when such Stockholder no longer owns any Stock or warrants or options to acquire Stock and no longer is due dividends with respect to Preferred Stock. In addition, this Agreement shall terminate with respect to all Stockholders upon the written consent of ING.

                                  ARTICLE VII

                                 MISCELLANEOUS

          Section 7.1.  Successors and Assigns.  Except as otherwise provided
                        ----------------------
herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of Sections 4.2 and 5.3 (if applicable) as provided therein in all respects. The Company may not assign any of its rights hereunder to any Person other than an Affiliate of the Company. If any transferee of any Stockholder (other than a Management Stockholder) shall acquire any Stock, in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

          Section 7.2.  Amendment and Modification; Waiver of Compliance;
                        -------------------------------------------------
Conflicts.  (a)  This Agreement may be amended only by a written instrument duly
---------
executed by ING, or if ING and its Affiliates cease to be Stockholders, a representative designated by the ING Transferees holding a majority of the Stock (other than Preferred Stock) held by the ING Transferees (with Warrants converted on an as if exercised basis) and the Management

Stockholders. In the event of the amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors of the Company to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Charter and By-Laws of the Company that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Stockholders entitled to vote thereon, and the Stockholders agree to vote in favor of such amendments.

          (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          (c) In addition to the provisions of Section 7.2(b), any failure of the Company to comply with any obligation, covenant, agreement or condition herein may be waived by a written instrument duly executed by ING, or if ING and its Affiliates cease to be Stockholders, a representative designated by the ING Transferees holding a majority of the Stock (other than Preferred Stock) held by the ING Transferees (with Warrants counted on an as if exercised basis) and the Management Stockholders, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.3.  Notices.  Any notice, request, claim, demand, document
                        -------
and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as follows:

          (i) If to ING, addressed to ING Equity Partners, L.P., 135 East 57th Street, 9th Floor, New York, New York 10022, Attention: Benjamin P. Giess;

          (ii) If to the Company, addressed to Matthews Studio Equipment Group, 2405 Empire Avenue, Burbank, California 91504, Attention: Carlos D. De Mattos; or

          (iii) If to a Stockholder other than ING, to the address of such Stockholder set forth in the stock records of the Company;

or, in each case, to such other address or telex or telecopy number as such party may designate in writing to each Stockholder and the Company by written notice given in the manner specified herein.

     All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by telex (answer back received) or telecopy, or five business days after being so mailed.

     Section 7.4.  Entire Agreement.  This Agreement contains the entire
                   ----------------
agreement among the parties hereto with respect to its subject matter and supersedes all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter. The Company represents to the Stockholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Charter) to which the Company is a party.

     Section 7.5.  Injunctive Relief.  The Stockholders acknowledge and agree
                   -----------------
that a violation of any of the terms of this Agreement will cause the Stockholders irreparable injury for which an adequate remedy at law is not available. Therefore, the Stockholders agree that each Stockholder shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Stockholder from committing any violations of the provisions of this Agreement.

     Section 7.6.  Inspection.  For so long as this Agreement shall be in
                   ----------
effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company.

     Section 7.7.  Headings.  The section and paragraph headings contained in
                   --------
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 7.8.  Recapitalizations, Exchanges, Etc., Affecting the Common
                   --------------------------------------------------------
Stock; New Issuances.  The provisions of this Agreement shall apply, to the full
--------------------
extent set forth herein with respect to the Common Stock and the Preferred Stock and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

     Section 7.9.  Purchase Agreement Covenants.  The Company covenants that
                   ----------------------------
until ING or its Affiliates no longer hold any Notes, Warrants or Special Voting Preferred Stock, the Company will perform the covenants contained in Sections 6.1.1, 6.1.5, 6.1.7, 6.1.8, 6.1.9, 6.1.11, 6.1.13 (subject to the provisions of
Section 2.1(a) hereof), 6.1.14, 6.1.15, 6.2.4, 6.2.6, 6.2.8 and 6.2.19 of the
Purchase Agreement.

     Section 7.10.  Cancellation of Employment Agreements and Consulting
                    ----------------------------------------------------
Arrangements.  The Company and the Management Stockholders represent and warrant
------------
that all Employment Agreements between the Management Stockholders and the Company, including the Employment Agreements dated December 29, 1988 (but, excluding those dated July 1, 1995), including the provisions therein regarding consulting services and payments for such services have been cancelled and are of no further force and effect.

     Section 7.11.  Ratification of Prior Acts of Board of Directors of Company;
                    ------------------------------------------------------------
Right to Negotiate.  Each of the Stockholders hereby adopts, ratifies and
------------------
confirms all of the actions heretofore taken by the Board of Directors in all respects, including, without limitation, in respect of the Purchase Agreement and the transactions contemplated thereby. Nothing in this Agreement (apart from Article V hereof) shall be deemed to restrict or prohibit the Company from purchasing Stock from any Stockholder at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and such Stockholder, whether or not at the time of such purchase, circumstances exist which specifically grant the Company the right to purchase, or such Stockholder the right to sell, Stock pursuant to the terms of this Agreement.

     Section 7.12.  Litigation.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED,
                    ----------
APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON

CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 7.11 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION. EACH OF THE PARTIES HERETO, OTHER THAN ING, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND INVOLVING ACTIONS OR CLAIMS AGAINST ING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO ENTERING INTO THIS AGREEMENT.

     Section 7.13.  No Strict Construction.  The language used in this Agreement
                    ----------------------
will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     Section 7.14.  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 7.15.  Termination of Previous Stockholder Agreement.  Each of the
                    ---------------------------------------------
Management Stockholders and the Company represents, acknowledges and accepts that this Agreement supersedes and replaces and renders null and void any previous stockholders agreement executed by such parties which may conflict with this Agreement.

     Section 7.16.  Acknowledgements.  EACH PARTY HERETO ACKNOWLEDGES THAT IT
                    ----------------
HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT, INCLUDING THE LAST TWO SENTENCES OF SECTION 7.11 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO PARTY BY SUCH COUNSEL.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.


                         MATTHEWS STUDIO EQUIPMENT GROUP


                         By: /s/ Carlos D. De Mattos
                            ---------------------------------
                         Carlos D. De Mattos Chairman & Chief
                         Executive Officer


                         STOCKHOLDERS:



                         ING EQUITY PARTNERS, L.P. I

                              By:  LEXINGTON PARTNERS, L.P.
                                    its general partner

                              By:  LEXINGTON PARTNERS, INC.
                                    its general partner


                              By: /s/ Benjamin P. Giess
                                 --------------------------
                              Name:  Benjamin P. Giess
                                   ------------------------
                              Title: Vice President
                                    -----------------------



                                   /s/ Carlos D. De Mattos
                              ---------------------------------
                                       Carlos D. De Mattos



                                   /s/ Edward Phillips
                              ---------------------------------
                                       Edward Phillips

                         C&E DM Limited Partnership


                         By: /s/ Carlos D. De Mattos
                             -----------------------------
                              its general partner



                         C&E DM, LLC


                         By: /s/ Carlos D. De Mattos
                            -----------------------------
                         Name: Carlos D. De Mattos
                              ---------------------------
                         Title: Manager
                               --------------------------



                         The Carlos and Elena De Mattos Family
                         Trust dated February 12, 1991


                         /s/ Carlos D. De Mattos
                         -------------------------------
                         Carlos D. De Mattos, as trustee



                         The Edward and Norma Phillips
                         Family Trust dated June 5, 1991


                         /s/ Edward Phillips
                         -------------------------------
                         Edward Phillips, as trustee